Exhibit 99.1

Investor Contact:	Press Contact:
Stacey Fisher	Lorne Fisher
305-335-9577	954-258-1786
sfisher@fish-consulting.com	lfisher@fish-consulting.com

Guideline, Inc. (formerly FIND/SVP, Inc.) Reports Strong First Half and Second Quarter
Financial Results
-- Company Posts Significant Increases in Revenue and EBITDA --
-- $0.02 Fully Diluted EPS in Q2 --

NEW YORK, August 14, 2006—Guideline, Inc. (formerly FIND/SVP, Inc.) (OTCBB: GDLN), the nation’s only single-source provider of custom business research, today announced financial results for the first half and second quarter ended June 30, 2006.

Revenues for the first half of 2006 were $23,218,000, an increase of 15% versus revenues of $20,115,000 in the prior year. Net income attributable to common shareholders for the first half was $568,000 or $0.03 per basic and fully diluted share as compared to a loss of ($536,000), or ($0.03) per basic and fully diluted share in the first half of the prior year.

EBITDA* for the first half was $1,646,000, a significant increase compared to EBITDA of $284,000 in the prior year. Operating income for the first half also increased significantly to $848,000 compared to an operating loss of ($269,000) in the prior year. EBITDA exclusive of non-cash stock compensation expense for the first half was $1,958,000, a significant increase compared to $626,000 in the first half of the prior year.

On an adjusted basis (please see attached financial tables), EBITDA exclusive of non-cash stock compensation expense for the first half of 2006 was $2,379,000, representing a 41% increase over reported Adjusted EBITDA* for the first half of 2005 of $1,692,000.

Revenues in the second quarter of 2006 were $11,962,000, an increase of 6% versus revenues of $11,329,000 in the prior year. Net income attributable to common shareholders for the second quarter was $354,000 or $0.02 per basic and fully diluted share as compared to a loss of ($577,000), or ($0.03) per basic and fully diluted share in the second quarter of the prior year.

EBITDA for the quarter was $889,000, a significant increase compared to EBITDA of ($163,000) in the prior year. Operating income of $575,000 for the quarter significantly improved compared to an operating loss of ($482,000) in the prior year. EBITDA exclusive of non-cash stock compensation expense for the quarter was $1,048,000, a significant increase compared to $41,000 in the second quarter of the prior year.

On an adjusted basis (please see attached financial tables), EBITDA exclusive of non-cash stock compensation expense for the second quarter of 2006 was $1,244,000, representing a 16% increase over reported Adjusted EBITDA for the second quarter of 2005 of $1,071,000.

As of June 30, 2006, Guideline, Inc. had cash on hand of $1,319,000, short and long term debt of $2,505,000 and $2,887,000, respectively, and shareholders’ equity of $22,095,000. Cash flow from operations for the six months ended June 30, 2006 was $883,000.

David Walke, Chairman and CEO of Guideline, Inc., said “I am very pleased with Guideline’s strong second quarter and first half of 2006. Revenue and profitability are up significantly on both a sequential and year-over-year basis in addition to positive cash flow from operations.
Our enhanced sales strategy yielded several successes during the quarter through increased cross-selling efforts. Existing and new clients are taking advantage of the depth of our suite of services as we see contributions across our various businesses. We also continue to develop new products that will expand our service continuum and satisfy clients’ additional research needs.”

Mr. Walke noted that on a sequential quarter-to-quarter basis, revenues increased 6.3%, EBITDA increased 17.6%, and net income attributable to common shareholders increased 65.4%. “This represents perhaps the best indication of the improved progress of our organic growth efforts,” Mr. Walke said. “Furthermore, we exceeded our internal EBITDA performance plan in the first half, and are optimistic for further improvement in the second half of the year which is traditionally stronger than the first half due to seasonal factors.”

Mr. Walke concluded by saying that “Guideline’s acquisition program remains active as we continue to explore opportunities that will expand Guideline’s presence in complementary business research arenas. We are positioned to achieve a strong second half of the year with continued success.”

*We believe EBITDA and Adjusted EBITDA, which are defined as net income (loss) before interest, income taxes, and depreciation and amortization and net income (loss) before interest, income taxes, and depreciation and amortization and other non-recurring charges, respectively, are useful measures to investors, allowing them to focus on our recurring results of operations, and are common alternatives to measuring operating performance used by investors and financial analysts to measure value, cash flow and performance. Also, our credit facility, which contains a term note totaling $4,500,000, maturing in 2010, and a revolving loan facility totaling $4,500,000, includes financial and other covenants which are based on or refer to EBITDA and Adjusted EBITDA. The non-GAAP financial measures described above should be considered in addition to, but not as a substitute for, other measures of financial performance prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Guideline has provided reconciliations in the attached financial information for the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Earnings Conference Call Information
Management will host a conference call today at 2:30 PM ET to review the first half and second quarter financial results. The dial-in number for the conference call is 866-406-5369 for domestic participants. Please reference the conference ID number: 7650888. A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available for 7 days. It can be accessed by dialing 877-519-4471, using the passcode 7650888. To access the live and/or archived webcast of the call, please go http://www.guideline.com.

About Guideline, Inc.
Guideline, Inc. (OTC Bulletin Board: GDLN) is the nation's only single-source provider of customized business research and analysis. Through its end-to-end continuum of On-Demand Business Research, Custom Market Research, Strategic Intelligence, and Product Development Intelligence. Guideline's research analysts create integrated solutions that enable clients to make informed decisions to address their critical business needs. Guideline specializes in nearly all major industries, including media and entertainment, healthcare and pharmaceuticals, financial and business services and consumer products. Guideline, Inc. is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting www.guideline.com.

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Forward-Looking Statements

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for the Company’s markets and the demand for its products and services, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new products and services introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

GUIDELINE, INC. COMPARATIVE STATEMENTS OF INCOME (LOSS) (unaudited)
	Six Months Ended June 30
	2006	2005
Revenue	$23,218,000	$20,115,000

Operating income (loss)	$848,000	($269,000)

EBITDA[1,2,3]	$1,646,000	$284,000

Adjusted EBITDA[1,2,3]	$2,067,000	$1,350,000

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	$540,000	($448,000)

Income tax provision	($48,000)	($68,000)

Cumulative effect of accounting change[4]	$96,000	$--

Net income (loss)	$588,000	($516,000)

Income (Loss) attributable to common shareholders’[5]	$568,000	($536,000)

Income (Loss) Per Share - Basic & Diluted	$0.03	($0.03)

Weighted Average Shares
Outstanding - Basic and Diluted	20,677,922	19,787,331

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited):

1EBITDA and Adjusted EBITDA (000’s omitted) for the six months ended June 30, 2006 is as follows:

Net income	$588
Tax provision	48
Depreciation and amortization	795
Interest expense	311
Cumulative effect of accounting change	(96)

EBITDA	$1,646

Nonrecurring rent and other facility charges	132
Name change related expenses	148
Nonrecurring severance	39
Other	102

Adjusted EBITDA	$2,067

2EBITDA and Adjusted EBITDA (000’s omitted) for the six months ended June 30, 2005 is as follows:

Net loss	$(516)
Tax provision	68
Depreciation and amortization	617
Interest expense	115

EBITDA	$284

Nonrecurring severance	909
Acquisition related integration costs	109
Sarbanes-Oxley 404 implementation fees	50
Other	(2)

Adjusted EBITDA	$1,350

3EBITDA and Adjusted EBITDA for the six months ended June 30, 2006, were $1,958,000 and $2,379,000, respectively, exclusive of $312,000 of non-cash stock compensation expense, and for the six months ended June 30, 2005 EBITDA and Adjusted EBITDA were $626,000 and $1,692,000, respectively, exclusive of $342,000 of non-cash stock compensation expense.

4During the first quarter of 2006, Guideline adopted the revised Statement of Financial Accounting Standards No. 123, “Share-Based Payments” (“SFAS 123 (R)”). As a result of adopting SFAS 123(R), Guideline recognized a before and after-tax gain of approximately $96,000 representing the cumulative effect of a change in accounting principle attributable to the requirement under SFAS 123(R) to estimate forfeitures at the grant date instead of recognizing them as incurred.

5Net income for the six months ended June 30, 2006 of $588,000 was reduced by preferred dividends of $20,000, resulting in net income attributable to common shareholders of $568,000.

GUIDELINE, INC. COMPARATIVE STATEMENTS OF INCOME (LOSS) (unaudited)

	Three Months Ended June 30
	2006	2005

Revenue	$11,962,000	$11,329,000

Operating income (loss)	$575,000	($482,000)

EBITDA[1,2,3]	$889,000	($163,000)

Adjusted EBITDA[1,2,3]	$1,085,000	$867,000

Income (Loss) Before Income Taxes	$400,000	($624,000)

Income tax (provision) benefit	($36,000)	$57,000

Net income (loss)	$364,000	($567,000)

Income (Loss) attributable to common shareholders’[4]	$354,000	($577,000)

Income (Loss) Per Share - Basic & Diluted	$0.02	($0.03)

Weighted Average Shares
Outstanding - Basic and Diluted	20,905,842	20,168,505

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited):

1EBITDA and Adjusted EBITDA (000’s omitted) for the three months ended June 30, 2006 is as follows:

Net income	$364
Tax provision	36
Depreciation and amortization	325
Interest expense	164

EBITDA	$889

Nonrecurring rent and other facility charges	20
Name change related expenses	89
Nonrecurring severance	7
Other	80

Adjusted EBITDA	$1,085

2EBITDA and Adjusted EBITDA (000’s omitted) for the three months ended June 30, 2005 is as follows:

Net loss	$(567)
Tax benefit	(57)
Depreciation and amortization	350
Interest expense	111

EBITDA	$(163)

Nonrecurring severance	775
Acquisition related integration costs	103
Sarbanes-Oxley 404 implementation fees	50
Other	102

Adjusted EBITDA	$867

3EBITDA and Adjusted EBITDA for the quarter ended June 30, 2006, were $1,048,000 and $1,244,000, respectively, exclusive of $159,000 of non-cash stock compensation expense, and EBITDA and Adjusted EBITDA for the quarter ended June 30, 2005 were $41,000 and $1,071,000, respectively, exclusive of $204,000 of non-cash stock compensation expense.

4Net income for the three months ended June 30, 2006 of $364,000 was reduced by preferred dividends of $10,000, resulting in net income attributable to common shareholders of $354,000.

GUIDELINE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30	December 31
	2006	2005
	(unaudited)

Assets
Cash and cash equivalents	$1,319,000	$2,697,000
Accounts receivable, net	10,465,000	8,646,000
Deferred tax assets	349,000	386,000
Prepaid expenses and other current assets	651,000	671,000

Total Current Assets	12,784,000	12,400,000

Property, Plant & Equipment, net	2,433,000	2,572,000
Goodwill, net	19,295,000	18,245,000
Intangibles, net	2,347,000	2,522,000
Deferred tax assets	1,057,000	987,000
Deferred financing fees, net	570,000	647,000
Other assets	738,000	834,000

Total assets	$39,224,000	$38,207,000

Liabilities and Shareholders' Equity
Trade accounts payable	$2,668,000	$2,425,000
Accrued expenses and other	2,148,000	2,378,000
Unearned retainer income	5,754,000	4,311,000
Current maturities of notes payable	2,505,000	3,005,000
Total current liabilities
	13,075,000	12,119,000

Notes payable	2,887,000	3,389,000
Deferred compensation and other liabilities	537,000	761,000

Total liabilities	16,499,000	16,269,000

Redeemable, convertible, preferred stock	630,000	610,000

Shareholders' Equity	22,095,000	21,328,000

Total Liabilities and Shareholders' Equity	$39,224,000	$38,207,000